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                                                                   EXHIBIT 10.13

                            THE DONNELLY CORPORATION
                       PENSION PLAN FOR OUTSIDE DIRECTORS

















VARNUM, RIDDERING, SCHMIDT & HOWLETT
Suite 800, 171 Monroe, N.W.
Grand Rapids, Michigan 49503
616/459-4186
9/10/92
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                               TABLE OF CONTENTS


                                                              Page
                                                              ----

        ARTICLE I - PURPOSE...................................  1


        ARTICLE II - DEFINITIONS..............................  1


        ARTICLE III - PARTICIPATION AND SERVICE...............  2


        ARTICLE IV - FUNDING..................................  2


        ARTICLE V - RETIREMENT BENEFITS.......................  2


        ARTICLE VI - SPECIAL RETIREMENT BENEFITS..............  3


        ARTICLE VII - SUSPENSION OF BENEFITS..................  3


        ARTICLE VIII - MISCELLANEOUS..........................  4
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                            THE DONNELLY CORPORATION
                       PENSION PLAN FOR OUTSIDE DIRECTORS


     This Pension Plan has been adopted by Donnelly Corporation, a Michigan corporation (the "Company").

                                   ARTICLE I
                                    PURPOSE

     The Company is adopting this plan which will be called the Donnelly Corporation Pension Plan for Outside Directors (the "Plan") effective July 1, 1992 to provide retirement benefits for the members of its board of directors who are not officers or employees of the Company.

     This Plan will not cover any employees of the Company and will not, therefore, be subject to the requirements of the Employee Retirement Income Security Act of 1974. This Plan will apply only to persons who served as members of the Board of Directors of the Company on or after July 1, 1992 and are not employees or officers of the Company.

                                   ARTICLE II
                                  DEFINITIONS

     The masculine gender is used throughout this Plan for purposes of simplicity only and is intended to refer to persons of both the masculine and feminine gender. The following words or phrases, when used in this Plan, will have the following meanings:

     2.1  Board:  The board of directors of the Company.

     2.2 Beneficiary: The person or persons designated by the participant to receive any death benefit payable under the Plan.

     2.3 Committee: The compensation committee established by the board. The committee may act on behalf of the board on any matter concerning this Plan.

     2.4 Company: Donnelly Corporation, a Michigan corporation, or its successor.

     2.5 Outside director: A member of the board who is not an officer or employee of the Company or any of its subsidiaries.

     2.6 Participant: An outside director who is eligible to participate in the Plan.

     2.7 Plan: The Donnelly Corporation Retirement Plan for Outside Directors, as set forth in this document and any later amendments.

     2.8 Service: The period during which a person has served as a member of the board and computed in accordance with Section 3.2.
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                                 ARTICLE III
                           PARTICIPATION AND SERVICE

     3.1 Eligibility to participate. Each outside director will become a participant in the Plan on the first day of the month following the month in which he completes one (1) year of service as a director of the Company.

     3.2 Service. An outside director's eligibility to participate in the Plan and his benefits under the Plan will be based upon his period of service as a member of the board. An outside director will be credited with a year of service for each full year between the date on which he became a member of the board and the date on which he ceased to be a member of the board. An outside director will also be credited with one quarter of a year of service for each three months of service as a member of the Board during the period following his last full year of service. If an outside director becomes an employee of the Company and continues to serve as a member of the board, he will not be given credit for service during the period of his employment by the Company as an employee.

                                   ARTICLE IV
                                    FUNDING

     4.1 Funding from General Assets Only. All amounts payable to participants and beneficiaries under this Plan will be paid in cash from the general assets of the Company. The Company will not establish any special or separate fund for purposes of this Plan.

     4.2 Status of Participants. Participants and beneficiaries will have a right to payment of their benefits under this Plan from the general assets of the Company. They will have the status of unsecured creditors with respect to their claims for benefits. The establishment of this Plan is not intended to create a trust or fiduciary relationship between the Company and participants or beneficiaries.

                                   ARTICLE V
                              RETIREMENT BENEFITS

     5.1 Eligibility. A retirement benefit will be paid to each participant whose service as a member of the board terminates after he has completed 10 or more years of service.

     5.2 Amount of Benefit. A participant's retirement benefit will be quarterly payments for a period equal to his years of service on the board or 20 years, whichever number is smaller, in an amount equal to 25% of the annual retainer that was in effect for participant on the date of termination of his service on the board.

     5.3 Commencement and Duration of Benefit Payments. Payment of the retirement benefit

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will begin on the first working day of the next quarter after the participant's
70th birthday or the date of termination of his service on the board, whichever is later, and will continue on the first working day of each quarter thereafter for a period equal to the participant's years of service on the board or 20 years, whichever period is shorter.


     If a participant's service on the board terminates prior to his 70th birthday, he may elect to have his retirement benefits commence on the first day of any quarter after his 55th birthday. If payments commence prior to his 70th birthday, the quarterly payments will be reduced by the amount required to make the payments the actuarial equivalent of payments beginning on the first day of the quarter after his 70th birthday. The actuarial equivalence will be determined on the basis of the interest assumptions used for determining actuarially equivalent installment payments under the Donnelly Corporation Retirement Income Plan.

     5.4 Continuation of Benefits After Death. If a participant dies while he is a member of the board or after he is retired, but before he has received retirement benefits over the period for which he is eligible, the balance of the quarterly payments for which the participant was eligible will be continued to be made to his beneficiary. At the election of the beneficiary, the balance of the payments may be made in a single lump sum payment equal to the actuarially equivalent present value of the remaining quarterly payments. The present value will be determined using the interest assumption specified in Section 5.3.

     5.5 Designation of Beneficiary. Each participant may designate a beneficiary or beneficiaries to whom his plan benefits will be paid if he dies before receipt of all benefits. Each beneficiary designation must be on the form prescribed by the committee and will be effective only when filed with the committee during the participant's lifetime. Each beneficiary designation filed with the committee will cancel all beneficiary designations that were filed previously. If a participant fails to designate a beneficiary or if the beneficiary dies before the participant, the death benefit will be paid to the participant's spouse, if surviving, and if not, to his estate.

                                   ARTICLE VI
                          SPECIAL RETIREMENT BENEFITS

     6.1 Eligibility. The board may grant a special retirement benefit to a participant whose service on the board will be terminating before he is eligible for a retirement benefit. The board may grant special retirement benefits only if it determines that the payment will be in the best interest of the Company.

     6.2 Amount of Benefit. The amount and timing of the special retirement benefit will be determined by the board on the basis of the circumstances of each special retirement. The actions of the board with respect to any special retirement will not serve as a precedent for any situation in the future.


                                  ARTICLE VII

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                             SUSPENSION OF BENEFITS

     7.1 Resumption of Board Membership. If a retired participant returns to membership on the board, the benefits payable under the Plan will cease for as long as he continues on the board. Upon subsequent retirement from the board, the participant's retirement benefits will be resumed and will be redetermined on the basis of the annual retainer that is in effect for him on the date of the second retirement.

     7.2 Employment as Employee. If a retired participant becomes an employee of the Company or any of its subsidiaries, retirement benefits payable to him under the Plan will cease for as long as he remains an employee. Upon termination of employment, payment of his retirement benefits will be resumed in the same amount as before the period of employment.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 Amendments. The board reserves the right to amend the Plan at any time and from time to time, and the right to terminate the Plan at any time. The board may not, however, by way of amendment or termination of the Plan, adversely affect the rights of any participant or beneficiary who is receiving benefits at the time, or the rights of any participant who has 10 or more years of service.

     8.2 Status of Participants. No participant will have any right or claim to benefits under the Plan except in accordance with the provisions of the Plan. The adoption of the Plan will not be construed as giving any participant the right to be continued as a member of the board, to modify or affect the terms of membership on the board, or to interfere with the right of shareholders of the Company to elect members of the board.

     8.3 Nonalienation of Benefits. No interest, right, or claim to any benefit payable under the Plan will be assignable, transferable, or subject to sale, assignment, garnishment, attachment, execution, or levy of any kind. The Company will not recognize any attempt to transfer, assign, sell, garnish, attach or execute on benefits except to the extent required by law.

     8.4 Facility of Payment. Whenever in the committee's opinion, a person entitled to receive any benefit is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the committee may direct the Company to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the committee may direct the Company to apply the payment for the benefit of such person in such manner as the committee considers advisable. If a person entitled to receive benefits is a minor and the value of the benefit exceeds $5,000, the Company may either delay payment of the benefit until the minor has attained the age of majority or pay the benefit to a person who has been named by a court of competent jurisdiction as conservator of the estate of the minor or to another similar court-appointed fiduciary. Any payment of a benefit in accordance with the provisions of this Section will discharge all liability for such benefit under the provisions of the Plan.

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     8.5  Interpretation.  The committee will be responsible for the administration and interpretation of the Plan and will determine the amount, of benefits payable in the event of any dispute. Any determination or interpretation by the committee will be final, binding and conclusive on all persons.

     8.6 Governing Law. This Plan will be interpreted, construed and enforced in accordance with the laws of the State of Michigan.

     8.7 Severability of Provisions. If any provision of this Plan is declared void and unenforceable, the other provisions will be severable and will not be affected by the invalidation of the unenforceable provision.

     IN WITNESS WHEREOF, the Company has adopted this Plan on the _____ day of _________________, 1992.

                                 DONNELLY CORPORATION


                                 By_______________________________
                                   Its Chief Executive Officer

(Corporate Seal)


Attest:


By__________________________

  Its Secretary



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